                                                      FILED PURSUANT TO RULE 433
                                           REGISTRATION STATEMENT NO. 333-123974

Subject
[/] CMBS: GMAC 06-C1 *PRIVATE/QIB 144a* REVISED Guidance

GMAC Commercial Mortgage Securities, Inc, Commercial Mortgage Pass-Through
Certificates, Series 2006-C1 $1.561B NEW ISSUE CMBS
Lead-Mgrs: Deutsche Bank Securities / Morgan Stanley & Co. Inc.
Co-Managers: GMAC
Rating Agencies: Fitch / Standard & Poor's PRIVATE QIB/144A ONLY

           Ratings       Class      WAL      Principal      Sub          Px
Class    (Fitch/S&P)    Size (1)   (yrs)      Window       Levels       Guid
  F         A-/A-         16.9      9.94     1/16-1/16     7.000%      S+65-66
  G       BBB+/BBB+       19.1      9.94     1/16-1/16     5.875%      S+105a
  H        BBB/BBB        19.1      9.94     1/16-1/16     4.750%      S+120a
  J       BBB-/BBB-       23.3      9.94     1/16-1/16     3.375%    (No Longer
                                                                     Available)
 X-C       AAA/AAA      1,697.4     N/A      1/16-1/16      N/A        T+175a

(1) The balances of the certificates are approximate
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Balances reflect the drop of two loans,Summer Chase Apartments ($14.077MM), and
1630 Welton ($7.3MM / Loan #DBM24616)
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Collateral:          119 Loans / 214 Properties
Loan Sellers:        GMAC Commercial Mortgage Corporation (35.5%),
                     German American Capital Corporation (32.9%),
                     CWCapital LLC (21.1%),
                     Morgan Stanley Mortgage Capital Inc. (10.4%)
Property Types:      Off 30.26%, Ret 26.41%, Multi 23.40%, Hotel 7.88%,
                     MH 5.33%, SS 3.96%, Indus 2.47%, Mixed 0.28%
Geographic:          CA 20.29%, FL 13.67%, AZ 8.56%, VA 7.66%, MD 6.40%,
                     OH 4.38%, Other 39.05%

-DSCR/LTV:           1.48x / 70.85%
-Inves. Grade Loans: 3 loans for 11.71% of UPB
-Top 10 Loans:       43.86% of the pool, DSCR: 1.55x, LTV: 70.87%

-Top 3 Trust Assets       DSCR     LTV      %UPB
Mervyn's Portfolio        2.06x   65.0%     6.26%
James Center              1.56x   77.92%    5.89%
Seven Springs Village     1.46x   70.99%    5.48%

Expected Timing
Termsheets/Reds - Available
Launch/Price - On or about January 24th
Settlement - Monday January 30th

Disclaimer:
The information herein relates to an offering of securities that is exempt from the registration requirements of the Securities Act of 1933. Investors are urged to read the final offering memorandum relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final offering memorandum if you request it by calling Scott Waynebern/Heath Forusz at 212-250-5149. The information contained herein supersedes any previous such information delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final offering memorandum relating to the securities. These materials are subject to change, completion or amendment from time to time. Any investment decision with respect to the securities should be made by you based upon the information contained in the final offering memorandum relating to the securities. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities. This information is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This information was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the certificates may be different from the information provided herein.

There can be no assurance that actual pricing will be completed at the indicated
value(s). In addition, pricing of the certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT
APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER
NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING
BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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This has been prepared solely for informational purposes. It is not an offer, recommendation or solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request